Exhibit 4.4

shareholders’ agreement

forward pharma a/s

BETWEEN

Nordic Biotech K/S

Nordic Biotech Opportunity Fund K/S

NB FP Investment K/S

AND

NB FP Investment II K/S

DATE: 8 September 2014

TABLE OF CONTENTS

1.	Scope of agreement	4
2.	The company and its share capital	4
3.	Voting rights	4
4.	Board of directors	5
5.	Governance	6
6.	Transfer of shares	7
7.	Dividends etc. — distribution of proceeds	10
8.	Issuance of new shares	10
9.	Breach of agreement	10
10.	Miscellaneous	11
11.	Governing law and arbitration	12
12.	Signatures	13

SHAREHOLDERS’ AGREEMENT

BETWEEN

Nordic Biotech K/S

Company registration no. 26290724

Østergade 24A, first floor

DK-1100 Copenhagen K

(“NB”)

Nordic Biotech Opportunity Fund K/S

Company registration no. 31262488

Østergade 24A, first floor

DK-1100 Copenhagen K

(“NBOPP”)

NB FP Investment K/S

Company registration no. 34902038

Østergade 24A, first floor

DK-1100 Copenhagen K

(“NBFPI”)

AND

NB FP Investment II K/S

Company registration no. 34902038

Østergade 24A, first floor

DK-1100 Copenhagen K

(“NBFPI2”)

(NB, NBOPP, NBFPI and NBFPI2 hereinafter each referred to as a “Party” and collectively to as the “Parties”)

REGARDING SUCH PARTIES’ SHAREHOLDINGS IN

Forward Pharma A/S

Company registration no. 28865880

Østergade 24A, first floor

DK-1100 Copenhagen K

Denmark

(the “Company”)

1.                                                          SCOPE OF AGREEMENT

1.1                                                   This shareholders’ agreement (the “Agreement”) shall replace any and all prior agreements, whether written or oral, among the Parties or any of the Parties hereto relating to their shareholding in the Company.

1.2                                                   The Parties undertake to adhere to this Agreement, cast their vote at general meetings in the Company and use their influence on any members of the board of directors of the Company (the “Board”) nominated by them so as to give full effect to the provisions hereof.

1.3                                                   In case of any discrepancy between the articles of association of the Company and this Agreement, the provisions of this Agreement shall prevail between the Parties.

1.4                                                   This Agreement governs all current and future shares, ADSs (as defined in clause 2.2) and other securities convertible into shares in the Company held by the Parties.

2.                                                          THE COMPANY AND ITS SHARE CAPITAL

2.1                                                   The Company is a Danish public limited liability company (in Danish: aktieselskab).

2.2                                                   The Company has applied to have American Depositary Shares (“ADSs”), representing ordinary shares of the Company, listed on the NASDAQ Global Market.

2.3                                                   None of the Parties intend until after expiry of the lock-up period applicable to their shares in the Company pursuant to the Lock-Up Agreements, see clause 6.2 below, to deposit any of their shares in the Company with the Company’s depositary bank (The Bank of New York Mellon) in exchange for ADSs representing ordinary shares in the Company. The Agreement shall in no way be effected by a Party depositing (in whole or in part) its shares in the Company in exchange for such ADSs and a depositing Party’s rights and obligations under the Agreement shall remain in full force and effect after such deposit with respect to such ADSs.

3.                                                          VOTING RIGHTS

3.1                                                   Prior to each vote of the shareholders at a general meeting, a shadow vote shall be performed among the Parties. At the shadow vote each share in the Company confers one vote to the holder. At the subsequent actual vote at the general meeting, the Parties shall cast their votes to the effect that the outcome of the vote, to the extent possible, is equal to the outcome of the shadow vote, provided that the outcome of the vote will not, in the reasonable opinion of NBFPI, be contrary to the Agreement.

4.                                                          BOARD OF DIRECTORS

4.1                                                   The Board shall consist of up to six members elected at the general meeting, not including members appointed by the employees according to mandatory regulation. NBFPI shall have the right to nominate four members, NB and NBOPP shall together have the right to nominate one member and NBFPI2 shall have the right to nominate one member. If needed in order to comply with Nasdaq Stock Market requirements, the member nominated by NBFPI2 must be independent. If there is a need for nomination of an additional independent director, at least one of the members nominated by NBFPI shall also be independent. The Parties shall vote in favour of election to the Board of the members nominated in accordance with the foregoing.

4.2                                                   The chairman of the Board shall be appointed by NBFPI. The chairman shall have the casting vote.

4.3                                                   If the employees of the Company according to mandatory regulation have elected members of the Board, the Parties shall procure that all members of the Board nominated by them pursuant to clause 4.1 (referred to as “Shareholders’ Directors”) shall cast their votes as required by the majority of the Shareholders’ Directors.

4.4                                                   Each of the Parties may at any time request a general meeting in the Company in order for them to remove and replace the member(s) of the Board nominated by them pursuant to clause 4.1.

4.5                                                   Each of the Parties shall immediately remove (with a right of replacement) the member(s) of the Board nominated by them at the request of another Party if the said member(s) (a) has materially breached the member’s duties and obligations; (b) has acted in a way, which has meant that full effect to the provisions of this Agreement have not been given; or (c) in any other way has acted with serious misconduct in respect of the Company or the Parties.

4.6                                                   The Board shall meet once a quarter in person or by telephone conference, or more frequently if requested by a board member, the management or the auditor of the Company.

4.7                                                   The Board shall comply with the current rules of procedure approved by the Board.

5.                                                          GOVERNANCE

5.1                                                   Unless expressly approved in advance by NBFPI in writing, none of the Parties may, in their capacity as shareholder in the Company, vote in favour of the following decisions and resolutions (the “Reserved Matters”) on general meetings:

(i)                                    Expansion to the scope of operations of the Company beyond the development, registration, commercialization, sale and/or out-licensing of products comprising fumaric acid esters;

(ii)                                 Any significant agreements or business between the Company and any direct or indirect shareholder of the Company known by the Parties;

(iii)                              Liquidation or winding up the Company;

(iv)                             Redemption/buy in of securities in the Company, except in accordance with the terms and conditions of an option plan/incentive scheme approved by the Board and/or the Company’s general meeting in accordance with the terms and conditions of this Agreement;

(v)                                Issue of shares, warrants, convertible debenture, options or other securities in the Company other than (a) under an option plan/incentive scheme approved by the Parties in accordance with the terms and conditions of this Agreement; or (b) made on a pro rata basis to all holders of securities in the Company.

(vi)                             Licensing, purchase, divestment or pledge of intellectual property rights, which have a material effect on the business of the Company;

(vii)                          Investment(s), entering into contracts or commitments, which irrespective of their size, materially lie outside the Company’s ordinary course of business;

(viii)                       Raising of loans or creation of debt other than ordinary transactions such as making drafts on the Company’s ordinary bank overdraft facilities, goods credits, etc.;

(ix)                             Amendments to the accounting principles of the Company, unless such amendments are recommended or supported by the Company’s auditors;

(x)                                Initiating, conducting or settling any material litigation;

(xi)                             Any material change in the nature or scope of the business or other decisions having a material impact on the Company such as but not limited to a decision to acquire or merge with another company;

(xii)                          Changes to the articles of association of the Company;

(xiii)                       Changes in or essential expansion or restructuring of the Company’s activities or business, including acquisition of or merger with another company as well as demerger of the Company;

(xiv)                      Resolutions concerning entering the Company into voluntary liquidation, suspension of payments, restructuring (in Danish: rekonstruktion) or the entering into a creditor’s scheme of the Company;

(xv)                         Declaration of or payment of any dividends;

(xvi)                      Election of company auditor(s); and

(xvii)                   Sale of all or substantially all of the Company’s assets or licensing of all or substantially all of the intellectual property rights of the Company in a way, which can be considered equal to an Exit (as defined in clause 6.3.5).

5.2                                                   The Parties shall ensure that the members of the Board nominated by them pursuant to clause 4.1 shall procure that none of the Reserved Matters may be resolved by the board of directors, the management or the general meeting of any subsidiary or affiliate of the Company without the approval of NBFPI.

5.3                                                   The provisions included in clauses 5.1 shall not in any way limit the drag-along rights described in clause 6.3.

5.4                                                   The provisions in the Danish Companies Act regarding majority resolutions, including qualified majority, shall be applicable in addition to the provisions set forth in this clause 5.

6.                                                          TRANSFER OF SHARES

6.1                                                  Permitted Transfers

6.1.1                                         The transfer or other transmission of the Parties’ shares in the Company is subject to the rules set out in clauses 6.2 - 6.3 hereunder, provided however that the following transfers of the shares may take place without observing these rules:

(i)                                    If NB, NBOPP, NBFPI and/or NBFPI2 is winding up or liquidated such Party shall, subject to the provisions of the Lock-Up Agreements, see clause 6.2 below and the prior written consent of NBFPI (in relation to NB, NBOPP, and NBFPI2), be entitled to transfer its shareholding in the Company to one or more other investment entities directly or indirectly advised by Nordic Biotech Advisors ApS, company registration no. (CVR) 26 12 39 25, or Florian Schönharting, as well as to their limited partners, provided that the relevant transferee signs and accepts to be bound by this Agreement in every respect.

(ii)                                 Each of the Parties shall, subject to the provisions of the Lock-Up Agreements, see clause 6.2 below, be entitled to deposit any of its shares in the Company with the Company’s depositary bank (The Bank of New York Mellon) in exchange for ADSs representing ordinary shares in the Company.

6.2                                                   Lock-up

6.2.1                                         In connection with the Company’s application for listing of ADSs on the NASDAQ Global Market (see clause 2.2), the Parties have concluded lock-up agreements (the “Lock-Up Agreements”) with Leerink Partners LLC on or about 8 April 2014 governing the Parties rights to transfer and assign their shares in the Company following the listing of ADSs. The provisions of clause 6 of this Agreement shall thus in every respect be subject to the terms and conditions of the Lock-Up Agreements and in case of any discrepancy with the provisions of clause 6 of this Agreement, the provisions of the Lock-Up Agreements shall prevail.

6.3                                                   Drag-along right

6.3.1                                         The authorization. NBFPI shall — without observance of the pre-emption right set forth in clause 6.3 — have the right — directly or through its nominated Board members — to cause an Exit (as defined in clause 6.3.5) in any form or shape, subject to the below provisions, and the other Parties shall be obliged to vote in favour of (and to ensure that Board members nominated by them vote in favour of) resolutions proposed by NBFPI or its nominated Board members to this effect. Accordingly, the below wording of the drag-along provisions shall not limit the type of Exit that may be caused by NBFPI but be deemed to cover all types of Exits. An Exit may include all of the shares in the Company or only a part thereof and may or may not involve a de-listing of the ADSs from the NASDAQ Global Market and a termination of the deposit of shares in the Company with the Company’s depositary bank (The Bank of New York Mellon).

6.3.2                                         Security transactions. Provided that the transaction (“Security Transaction”) takes place on identical terms for all Parties, NBFPI shall have the right to cause all Parties to (i) participate in a de-listing of the ADSs from the NASDAQ Global Market and a subsequent new initial public offering (IPO) of the Company’s shares, (ii) sell securities issued by the Company to an independent, bona fide third party, (iii) enter into a partnership or joint venture agreement with an independent, bona fide third party stipulating a future acquisition of securities of the Company by the said third party, and (iv) agree on a merger with an independent, bona fide third party whereby the Company is the discontinuing entity.

6.3.3                                         Asset transactions. If the transaction takes form as a sale or licensing or other way of realising all or a material part of the assets or intellectual property rights of the Company (“Asset Transaction”) rather than as a Security Transaction, the decision to carry out such transaction shall be made at a Board meeting of the Company. The Board members nominated by NBFPI (the “Dragging Board members”) have the right to demand that the other Parties shall ensure that the Board members nominated by them vote in favour of the Asset Transaction.

6.3.4                                         Procedure. In the event NBFPI wishes to exercise the rights pursuant to this Drag-along clause, NBFPI shall as soon as possible give notice thereof to the other Parties stating the price and terms of the Exit (as defined in clause 6.3.5) (the “Drag-Along Notice”).

Neither NBFPI nor the Dragging Board members shall be entitled to enter into a legally binding agreement concerning an Exit until ten (10) business days have passed since the Drag-Along Notice was sent by or on behalf of NBFPI. Thereafter NBFPI and the Dragging Board members may exercise their rights under this drag-along clause provided that a legally binding agreement concerning the Exit shall be entered into no later than six months after the Drag-Along Notice was sent by or on behalf of NBFPI. Thereafter neither NBFPI nor the Dragging Board members can exercise their rights under this drag-along clause without forwarding a new Drag-Along Notice.

For the avoidance of doubt, if the Security Transaction or Asset Transaction — i.e. the Exit — is not consummated for any reason, NBFPI and the Dragging Board members shall have no obligation pursuant to this Drag-along clause.

6.3.5                                         For purposes of this Agreement, “Exit” shall mean an event whereby all or materially all of the value of the Company is realised in consideration for cash or liquid securities irrespective of whether such event is decided (a) by the required majority of Board members and/or shareholders or (b) pursuant to the drag along provisions set out above. An Exit may be carried out in a variety of ways including, but not limited to (i) an initial public offering (IPO) of the shares in the Company;

(ii) a trade sale of shares in the Company to a bona fide third party; (iii) the entering into of a partnership or joint venture agreement stipulating a future unconditional acquisition by the partner; (iv) a merger whereby the Company is the discontinuing entity, (v) a sale of the Company’s activities, including a sale of all or a material part of the Company’s assets or all or a material part of the Company’s intellectual property rights; (vi) licensing of all or a material part of the intellectual property rights of the Company in a way, which can be considered equal to an Exit; or (vii) a combination of the above. The term “Exit” shall nowhere in this Agreement include the listing of the ADSs on the NASDAQ Global Market (cf. clause 2.2).

7.                                                          DIVIDENDS ETC. — DISTRIBUTION OF PROCEEDS

7.1                                                   It is not the intentions of the Parties that the Company shall pay out any dividends prior to an Exit.

8.                                                          ISSUANCE OF NEW SHARES

8.1                                                   NBFPI shall have the right to cause the other Parties to vote in favour of increases in the Company’s share capital on the following conditions: (a) the capital increase is required to realise material parts of the business plan and/or to avoid a situation where the Company is not able to pay its creditors as the debt falls due (in Danish “illikviditet”); (b) all parties shall have pre-emptive rights pro rata to their nominal holding of shares in the Company immediately prior to such capital increase; and (c) any decision shall comply with the legal requirements of Section 108 of the Danish Companies’ Act not to pass unreasonable resolutions.

9.                                                          BREACH OF AGREEMENT

9.1                                                   No Party may terminate this Agreement due to breach of agreement by another Party.

9.2                                                   In the event of a Party’s breach of this Agreement, the Party in breach shall within ten (10) business days upon having received notice of such breach, remedy the breach in full.

9.3                                                  Failure by such Party to remedy the breach as set out above, shall entitle the other Parties to claim full compensation for any loss, cost, expense, legal fees, etc. resulting as a consequence of the breach. Further, the other Parties shall by way of written request to the Board be entitled to require that all rights of the breaching Party with respect to the Company shall be suspended with immediate effect (i.e. not awaiting the above ten (10) business days’ respite), while the breach remains uncured, including but not limited to loss of right (i) to vote at the general meeting, (ii) to nominate member(s) of the Board, (iii) to attend Board meetings and participate in the transaction of Board decisions (iv) to participate in subscription of shares and granting of warrants and options and (v) to demand an Exit (if relevant).

9.4                                                   If a breach consists of a Party — whether in general meeting, board meeting or otherwise — (i) not using his voting rights in the Company so as to give effect to the provisions of this Shareholders’ Agreement; or (ii) not using his influence on any members of the Board nominated by him, including but not limited to taking the necessary steps to ensure that a Board member steps down from his position when required, then the Party in breach shall upon written notice immediately (i.e. not awaiting the above ten (10) business days respite) pay DKK 1,000,000 in liquidated damages (in Danish “konventionalbod”) for each, such breach. Where the breach is caused by the maintenance of a situation contrary to this Agreement — including but not limited to the withholding of a vote — a breach shall be deemed to exist for each calendar month or fraction thereof during which the breach is maintained. Liquidated damages shall be paid to and divided amongst the other Parties on a pro rata basis (according to nominal holding of securities). The obligation to pay liquidated damages shall not exclude or limit the other Parties or the Company from any other remedies such as — for instance — preliminary injunction or of any compensation.

9.5                                                   The Parties not in breach may — in addition to or as an alternative to the above - choose to acquire (purchase option) all or part of the securities of the Party in breach by way of written notification to such Party (with copy to the Board) setting out the price for the securities. In the event the Parties cannot agree on the price witjuhin seven (7) business days from the date of said notification, the purchase price shall be fixed at nominal value, i.e. price 100. The Parties not in breach shall notify the Party in breach and the Board within ten (10) business days after the valuation whether they wish to acquire the securities in the Company of the Party in breach and whether the non-breaching Parties wish to acquire more than their proportionate part of the securities.

10.                                                   MISCELLANEOUS

10.1                                            This Agreement can only be amended with the written consent of all Parties.

10.2                                            This Agreement is conditional upon listing of the ADSs on the NASDAQ Global Market and shall enter into enforce immediately as per the date of NASDAQ’s final confirmation of admission of the ADSs to trading and official listing on NASDAQ and replaces the previous shareholders’ agreement of 6 August 2014 regarding the Company concluded between the Parties, BML Healthcare I, L.P., BVF Forward

Pharma L.P. and Morten Priskorn, which shall simultaneously terminate in accordance with its terms, including clause 12.2 of that shareholders’ agreement.

10.3                                            This Agreement shall automatically be terminated in connection with a fully paid up trade sale (meaning a trade sale where the purchase price including any postponed payments have been paid) or listing of the Company’s shares on a stock exchange (excluding, for the avoidance of doubt, the listing of ADSs, representing ordinary shares of the Company, on the NASDAQ Global Market (cf. clause 2.2)), provided that clause 6.2 shall survive such termination.

10.4                                            When a Party no longer holds any shares or other securities, including without limitation any ADSs, in the Company, such Party shall cease to be a Party and shall not have any rights or obligations pursuant to this Agreement, provided however that clause 6.2 shall remain in full force and effect in relation to such former party.

10.5                                            Any individual tax consequences of a Party caused by this Agreement or the holding of shares and securities in the Company shall be of no concern to the other Parties.

10.6                                            The Parties have executed this Agreement by pdf or fax.

11.                                                   GOVERNING LAW AND ARBITRATION

11.1                                            This Agreement shall be governed by and construed in accordance with Danish law.

11.2                                            Any dispute arising out of or in connection with this Agreement, its conclusion, performance, construction or termination shall — if such dispute cannot be settled amicably — be decided with final and binding effect by arbitration in accordance with the rules of procedure of the Danish Institute of Arbitration (Copenhagen Arbitration). The arbitral tribunal shall be composed of three arbitrators. Each Party shall appoint one arbitrator and the institute shall appoint the chairman of the arbitral tribunal. Where a dispute shall include more than two Parties, all three arbitrators shall be appointed by the institute, except otherwise agreed by all Parties to such dispute.

11.3                                            The place of arbitration shall be Copenhagen and the language of the arbitration shall be English unless otherwise agreed between the Parties. The arbitration, documents relating to the same and the decision of the arbitration shall be kept confidential.

12.                                                   SIGNATURES

12.1                                            Signature page for the shareholders’ agreement between Nordic Biotech K/S, Nordic Biotech Opportunity Fund K/S, NB FP Investment K/S and NB FP Investment II K/S.

8/9/2014

On behalf of Nordic Biotech K/S:

/s/ FLORIAN SCHÖNHARTING
By: Nordic Biotech General Partner ApS
Name: Florian Schönharting
Title: Manager

On behalf of Nordic Biotech Opportunity Fund K/S:

/s/ FLORIAN SCHÖNHARTING
By: Nordic Biotech General Partner ApS
Name: Florian Schönharting
Title: Manager

On behalf of NB FP Investment K/S:

/s/ FLORIAN SCHÖNHARTING
By: NB FP Investment General Partner ApS
Name: Florian Schönharting
Title: Manager

On behalf of NB FP Investment II K/S:

/s/ FLORIAN SCHÖNHARTING
By: NB FP Investment General Partner ApS
Name: Florian Schönharting
Title: Manager